Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Director of Marketing
(631)537-1001, ext. 263

BRIDGE BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Net Income for the first nine months increases 15.6%

(Bridgehampton, NY — October 15, 2003) Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTCBB: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), today reported earnings for the third quarter of 2003, and for the nine months ended September 30, 2003. Continuing its positive earnings trend, net income for the first nine months of 2003 increased 15.6% totaling $7,371,000 compared to $6,376,000 for the nine month period last year. Diluted earnings per share for the nine months ended September 30, 2003 increased 14.9% over the same period last year to $1.77 from $1.54. Net income for the quarter ended September 30, 2003 increased 4.6% to $2,358,000 or $0.56 per diluted share from $2,255,000 or $0.54 per diluted share for the three months ended September 30, 2002.

Thomas J. Tobin, President and Chief Executive Officer of Bridge Bancorp, Inc. commented on the Company’s results, “The Bank continues to benefit from its focus on both its core business strategies and operational efficiencies. Results were achieved while maintaining an efficiency ratio of 44.2% for the first nine months of 2003. Strong growth in total deposits of 10.7% for the nine months ended September 30, 2003, includes a 14.3% increase in demand deposits and a 10.0% increase in time deposits over the same period last year. Total deposits were $476,032,000 at September 30, 2003 compared to $430,030,000 at September 30, 2002. Demand deposits comprised 31.5% of total deposits at September 30, 2003. Growth in total loans to $263,805,000 at September 30, 2003, represents a 10.9% increase over total loans of $237,807,000 at the same date last year.”

Mr. Tobin continued, “ Growth in total assets of 11.9% to $529,993,000 at September 30, 2003 over total assets of $473,864,000 at September 30, 2002 included a 19.5% increase in total

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investments in debt and equity securities to $236,368,000 compared to $197,830,000 at the same date last year.

“Spread compression persisted into the third quarter of 2003 as asset yields continued adjusting to lower market rates. Low levels of deposit costs have not fully offset lower asset yields. Reinvestment of cash flows from prepayments on mortgage-backed securities and loans at current market rates added to the shrinking net interest margin.”

Mr. Tobin commented further, “Credit risk remains low as loan quality remains strong. The entire loan portfolio is subject to regular, periodic analysis and as such, no provision for loan losses was recorded during the first nine months of 2003.”

Mr. Tobin concluded, “Structurally, our balance sheet remains asset sensitive. However, the benefits of asset sensitivity in a rising rate environment are likely to be delayed over the near term. Going into the last quarter of 2003 and next year we anticipate operating with a lower interest spread than we have enjoyed historically, putting pressure on earnings growth. While fully recognizing the challenges inherent in this environment, we are confident that our commitment to well-defined business principles, including planned and sustainable growth, will result in continued long-term value to our shareholders.”

Total stockholders’ equity increased 9.3% to $42,548,000 at September 30, 2003 from $38,920,000 at September 30, 2002.

Founded in 1910, Bridgehampton National Bank is the oldest independent commercial bank headquartered on the South Fork of Long Island. The Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Hampton Bays, Mattituck, Montauk, Peconic Landing at Greenport, Sag Harbor, Southampton, Southampton Village and Southold.

The Bridgehampton National Bank, which is locally directed and managed maintains a policy of community involvement through programs and initiatives that enhance the environment and quality of life on the East End. The Bank is a member of the Federal Deposit Insurance Corporation. Bridgehampton National Bank is an Equal Housing Lender and an Equal Opportunity Employer.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.

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BRIDGE BANCORP, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Condition
(In thousands)

                                                                             September 30,       December 31,         September 30,
                                                                                     2003               2002                  2002
                                                                     --------------------------------------------------------------
  ASSETS
  Cash and cash equivalents                                                      $ 17,381           $ 10,807              $ 27,091
  Investment in debt and equity securities, net:
  Securities available for sale, at fair value                                    226,525            182,416               186,630
  Securities held to maturity                                                       9,843             11,023                11,200
  Loans                                                                           263,805            248,388               237,807
  Less:  Allowance for loan losses                                                 (2,089)            (2,294)               (2,413)
  Loans, net                                                                      261,716            246,094               235,394
  Banking premises and equipment, net                                              10,405              9,827                 8,654
  Accrued interest receivable and other assets                                      4,123              3,819                 4,895
                                                                     --------------------------------------------------------------
             Total Assets                                                        $529,993           $463,986              $473,864
                                                                     ==============================================================

  LIABILITIES AND STOCKHOLDERS' EQUITY
  Demand deposits                                                                $149,883           $125,560              $131,135
  Savings, N.O.W. and money market deposits                                       262,596            218,016               241,096
  Certificates of deposit of $100,000 or more and other time deposits              63,553             62,833                57,799
  Overnight borrowings                                                              8,700             12,300                     -
  Other liabilities and accrued expenses                                            2,713              5,306                 4,914
  Total Stockholders' Equity                                                       42,548             39,971                38,920
                                                                     --------------------------------------------------------------
             Total Liabilities and Stockholders' Equity                          $529,993           $463,986              $473,864
                                                                     ==============================================================

BRIDGE BANCORP, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Income
(In thousands)
                                                                             Three months ended September 30,           Nine months ended September 30,
                                                                     ---------------------------------------- -----------------------------------------
                                                                                     2003               2002                  2003                2002
                                                                     ---------------------------------------- -----------------------------------------
Interest income                                                                    $6,488             $6,931               $19,278             $19,768
Interest expense                                                                      560              1,230                 2,044               3,554
                                                                     ---------------------------------------- -----------------------------------------
Net interest income                                                                 5,928              5,701                17,234              16,214
Provision for loan losses                                                               -                 60                     -                 180
                                                                     ---------------------------------------- -----------------------------------------
Net interest income after  provision for loan losses                                5,928              5,641                17,234              16,034

Other income                                                                        1,085              1,011                 2,904               2,535
Net security gains                                                                      -                  -                 1,200                   -
Other expenses                                                                      3,299              3,046                 9,735               8,725
                                                                     ---------------------------------------- -----------------------------------------
Income before income taxes                                                          3,714              3,606                11,603               9,844
                                                                     ---------------------------------------- -----------------------------------------
Provision for income taxes                                                          1,356              1,351                 4,232               3,468
                                                                     ---------------------------------------- -----------------------------------------
Net income                                                                         $2,358             $2,255               $ 7,371             $ 6,376
                                                                     ======================================== =========================================
Basic earnings per share                                                           $ 0.57             $ 0.55               $  1.79             $  1.55
                                                                     ======================================== =========================================
Diluted earnings per share                                                         $ 0.56             $ 0.54               $  1.77             $  1.54
                                                                     ======================================== =========================================